Exhibit 10.10

TERMS AND CONDITIONS

RESTRICTED PERFORMANCE SHARE AWARD

     Restricted Performance Share Award made as of the ___day of __________(the “Award Date”), by The McGraw-Hill Companies, Inc., a New York corporation (the “Company”).

     WHEREAS, the Board of Directors of the Company has designated the Compensation Committee of the Board of Directors of the Company (the “Committee”) to administer the 2002 Stock Incentive Plan, as amended and restated (the “Plan”), with respect to certain executives of the Company;

     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan;

     WHEREAS, the Committee has determined that the Employee should be granted a Restricted Performance Share Award under the Plan for the number of shares as specified in the Employee’s Restricted Performance Share Award Document; and

     WHEREAS, Employee is accepting the Restricted Performance Share Award subject to the terms and conditions set forth below:

     1. Grant of Awards.

          (a) The grant of the Restricted Performance Share Award (“Award”) is subject to the terms and conditions hereinafter set forth with respect to the Restricted Performance Shares of Common Stock, $1.00 par value, of the Company (“Stock”).

          (b) Subject to the terms and conditions of Section 10 hereof, the Employee shall be issued a stock certificate in respect of the Restricted Performance Shares of Stock covered by this Award. Such stock certificate shall be registered in the name of the Employee, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to this Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of (i) The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan, as amended and restated, (ii) the Terms and Conditions of Restricted Performance Share Award, and (iii) the Award Document of Restricted Performance Shares dated as of __________. Copies of the above-mentioned documents are on file in the offices of The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020.”

     The stock certificate evidencing such shares shall be held in custody by the Company until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Employee shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Performance Shares of Stock covered by this Award.

     With respect to the procedures set forth in this Section 1(b), the Company may, in its sole discretion, provide for the book entry on behalf of the Employee of the Restricted Performance Shares of Stock covered by this Award with the Company’s Registrar and Transfer Agent in lieu of the issuance of a stock certificate to the Employee for all or a portion of the period extending from the date hereof until the lapse of restrictions upon such shares; provided, that such shares represented by said book-entry shall be (i) deemed to be held in custody by the Company until the restrictions thereon shall have lapsed, (ii) subject to the terms and conditions (including forfeiture) of the Plan, and (iii) the terms and conditions of this Award.

     2. Performance Goals. The achievement of this Award shall be measured against a schedule of an Earnings Per Share (“EPS”) growth goal established by the Committee. This schedule will govern the determination of the Restricted Performance Shares payable on the date the Award matures. If EPS growth equals the targeted EPS growth goal, the Restricted Performance Share Award will be fully earned out, and the Employee shall receive 100% of the shares. For EPS growth between the zero payout level as established by the Committee and the targeted growth goal, the Employee shall receive a pro rata portion of the shares. For growth between the targeted goal and the 200% payout level, as established by the Committee, the Employee shall receive 100% of the shares at the targeted EPS growth plus a pro rata portion of the shares between the 100% and 200% payout levels. For EPS growth which equals or exceeds the 200% payout level, as established by the Committee, the Employee shall receive 200% of the shares payable at the 100% payout level. For growth at or below the zero payout level, all Restricted Performance Share Awards will be forfeited by the Employee.

     For purposes of this Award, EPS means diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report adjusted to exclude the following items:

(1)	Charges for Discontinued Operations;

(2)	Charges for Extraordinary items and any other unusual or non-recurring items of loss or expense, including restructuring charges;

(3)	The unbudgeted current year impact and the cumulative effect of changes in Accounting Principles;

(4)	Any one-time charge, or dilution caused by seasonal impact or other factors, resulting from any acquisition or divestiture; and

(5)	The effect of changes in Federal corporate Tax Rates.

     Items (1) through (4) above shall be taken into account as adjustments to EPS for purposes of calculating the amount of the Award earned by an Employee only to the extent that they are separately identified on the Consolidated Statement of Income in the Company’s Annual Report or separately quantified in the Notes to the Consolidated Financial Statements in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commission. Notwithstanding anything contained herein, the Committee, in its sole discretion, reserves the right: (i) with respect to any Employee who is, in the year such Award becomes deductible by the Company, a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended, to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain or income (but not any item of loss or expense), whether or not shown separately on the Consolidated Statement of Income, and whether or not separately quantified in the Notes to the Consolidated Financial Statements in the Management’s Discussion

and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commissions, that the Committee considers appropriate to so exclude, (ii) with respect to any Employee, to exclude less than all of an item of loss or expense described in Items (1) through (5) above, and (iii) with respect to any Employee who is not, in the year such Award becomes deductible by the Company, a “covered employee” (or who is a “covered employee” but whose aggregate compensation, including this Award, is less than $1 million) within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended, to exclude from the computation of EPS all or any part of any item of extraordinary, unusual, non-recurring or special gain, income, loss or expense, whether or not shown separately on the Consolidated Statement of Income, and whether or not separately quantified in the Notes to the Consolidated Financial Statements in the Management’s Discussion and Analysis section of the Company’s Annual Report or in other Company filings with the Securities and Exchange Commissions, that the Committee considers appropriate to so exclude.

     It is the intention of the Company that the share Award shall satisfy the requirements for “other performance based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the Regulations thereunder, except to the extent Section 9 herein becomes applicable. Such “other performance based compensation” is deductible by the Company notwithstanding the provisions of Section 162(m)(1) disallowing deductions for annual compensation in excess of $1 million paid or accrued to or for a “covered employee”. In view of the present lack of clear and definitive legal guidance regarding the requirements for “other performance based compensation”, the Company reserves the right, in the event that any share Award otherwise payable hereunder to a “covered employee” is ineligible for treatment as “other performance based compensation” and if, but only if, such ineligibility would result in the loss of tax deductions to the Company, to defer, in whole or in part, the Employee’s receipt of such Award under the terms of the following paragraph, but only with respect to Awards that become payable before a Change of Control.

     Under the circumstances described in the preceding paragraph, (a) the Employee will, but only to the extent necessary to avoid a deduction disallowance to the Company, forfeit all rights to Restricted Performance Shares covered by this Award and (b) the Company shall credit to the Employee’s Deferred Account under The McGraw-Hill Companies, Inc. Key Executive Short-Term Incentive Deferred Compensation Plan an amount equal to the fair market value of such forfeited Shares as of the date such Shares are valued for other Employees. Said amount credited to the Employee’s Deferred Account, together with interest, shall be paid in a lump sum on January 15 following the year the Employee is no longer a “covered employee” within the meaning of said Section 162(m) of the Internal Revenue Code of 1986, as amended (or if the Employee so requests, at such later date in accordance with the terms of the Key Executive Short-Term Incentive Deferred Compensation Plan).

     3. Maturity and Payment Dates. The maturity date of this Restricted Performance Share award will be December 31 in the third consecutive year of the cycle including, for this purpose, the year in which the Restricted Performance Shares were awarded (the “Maturity Date”). The date of March 15 of the year following the Maturity Date is referred to herein as the “Payment Date.”

     4. Distribution Following Maturity and Payment Dates of Award . If the Employee remains an employee of the Company through the Payment Date, as hereinafter defined, for the

Award and the EPS objective is achieved in accordance with the payout schedule established by the Committee, the Restricted Performance Shares covered by such Award shall be earned out, and a share certificate for such shares shall be delivered to the Employee by the Payment Date. If applicable in accordance with Section 1(b) herein, the restrictive legend shall be removed from the certificate for such shares at the time of delivery to the Employee.

     Before the certificate is delivered to the Employee, the Company must withhold all applicable Federal, state and local income taxes. The Company will hold back a sufficient number of the unrestricted shares which would otherwise be delivered to the Employee to satisfy the required withholding obligation unless the Employee notifies the Company in writing on or before October 15 in the year the award matures that the Employee will submit a check to satisfy the tax obligation.

     5. Termination of Employment Prior to Payment Date of Award. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date for the Award due to (i) Normal Retirement, Early Retirement, or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, (ii) death, or (iii), with the approval of the Committee, in connection with a termination by the Company other than for Cause, the Employee shall be eligible to receive a pro rata portion of the Restricted Performance Shares covered by such Award.

     Except as provided in Section 9 herein, in the event an Employee voluntarily resigns his employment with the Company or is involuntarily terminated by the Company for Cause prior to the Payment Date for the Award, the Employee shall forfeit the right to the shares of stock covered by such Award.

     (a) Determination of Pro Rata Award Opportunity.

     (i) The pro rata portion of the shares to be earned out by the Employee if he or she terminates because of Normal Retirement, Early Retirement, or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, shall be determined (a) first, by multiplying the number of Restricted Performance Shares awarded by a fraction, the numerator of which is the number of years completed during the performance period (counting the year of termination as a completed year) and the denominator of which is the total number of years in the performance period; (b) second, by measuring the cumulative compound growth from the Award cycle base year through the Maturity Date; and (c) by awarding the number of shares determined in (a) based on the degree to which the cumulative compound growth calculated in (b) achieves the EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 herein.

     (ii) The pro rata portion of the shares to be earned out by the Employee, with the approval of the Committee, in connection with a termination by the Company other than for Cause, shall be determined (a) first, by multiplying the number of Restricted Performance Shares awarded by a fraction, the numerator of which is the number of full months during the performance period in which Employee participated and the denominator of which is 36 months; (b) second, by measuring the cumulative compound growth from the Award cycle base year through the Maturity Date; and (c) by awarding the number of shares determined in (a) based on the degree to which the cumulative compound growth calculated in (b) achieves the cumulative EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 herein.

     (iii) The pro rata portion of the shares to be earned out by the Employee if he or she terminates because of death, shall be determined (a) first, by multiplying the number of Restricted Performance Shares awarded by a fraction, the numerator of which is the number of years completed during the performance period (counting the year of termination as a completed year) and the denominator of which is the total number of years in the performance period; (b) second, by measuring the cumulative compound growth from the Award cycle base year through the end of the year in which termination occurs; and (c) by awarding the number of shares determined in (a) based on the degree to which the cumulative compound growth calculated in (b) achieves the cumulative EPS goal established for the Award, subject to the limits set forth in the goal and payout schedule established for this Award and to the provisions of Section 2 herein.

     (iv) For purposes of these Terms and Conditions, the “performance period” shall be deemed to have begun as of the First business day in January of the calendar year in which the grant of the Restricted Performance Shares of stock covered by these Terms and Conditions shall be made.

     (b) Distribution of Pro Rated Award.

     (i) Termination Other Than for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date for the

Award other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, or other than for Cause), the Employee’s pro rata portion of the Award (if any) determined to have been earned out pursuant to Section 5(a) herein shall be delivered to the Employee on the Payment Date.

     (ii) Termination for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date for the Award due to death, the Employee’s pro rata portion of the Award (if any) determined to have been earned out pursuant to Section 5(a) herein shall be delivered to the Employee no later than March 15 of the year immediately following the year in which death occurred.

     6. Voting and Dividend Rights. Subject to the terms and conditions of Section 10 herein, the Employee shall have the right to vote any Restricted Performance Shares of Stock covered by this Award and to receive any dividends with respect to such shares.

     7. Transfer Restrictions. This Award and the shares of Restricted Performance Stock which have not yet become unrestricted and earned out are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.

     8. Miscellaneous. The terms of this Award document (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of New York and any applicable laws of the United States, and (c) may not be amended or modified in any way without the express written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President of Human Resources for The McGraw-Hill Companies, Inc., which directly refers to these Terms and Conditions of the Award. No other modifications to the terms of this Award document are valid under any circumstances. No contract or right of employment shall be implied by this Award document. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 425(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.

     9. Change in Control. In the event of a Change in Control, as defined in the Plan, the following shall apply:

          (a) The EPS goal hereunder shall have been deemed to be achieved, and shall be the higher of (i) the target EPS goal and (ii) the EPS goal the Employee would have earned for the Award cycle if the achievement of the relevant goal were measured as of the date such Change in Control is determined to have occurred solely with respect to the time frame in which the Award was outstanding.

     (b)     (i) The restrictions applicable to the Restricted Performance Shares shall lapse and a pro rata portion of the restricted shares as determined in Section 9(b)(ii)

below shall be distributed immediately to the Employee in the form of unrestricted shares.

             (ii) Calculation of the pro rata unrestricted shares to be distributed to the Employee hereunder shall be determined solely by multiplying the number of shares in the Restricted Performance Share Award by a fraction, (x) the numerator of which is the number of calendar quarters of the 12 quarter cycle for the award which have occurred from the date hereof up to and including the calendar quarter in which the Change in Control occurred and (y) the denominator of which is 12 quarters.

     (c)     (i) The other restricted shares not distributed to the Employee as unrestricted shares pursuant to Section 9(b)(i) above will be converted into cash by the Company as of the date such Change in Control is determined to have occurred. The converted cash amount for each restricted share shall be the Change in Control Price. For purposes of this paragraph, the “Change in Control Price” means the highest cash price per share paid by an acquirer related to a Change in Control for the Company’s common stock in any transaction reported on the New York Stock Exchange Composite Index, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible Change in Control of the Company at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee. Such cash amounts for these restricted shares will be retained by the Company for the benefit of the Employee and thereafter will be distributed by the Company to the Employee following the Maturity Date of the Award.

             (ii) If the payment to the shareholders of the Company in connection with the transaction giving rise to a Change in Control is in the form of securities, either in whole or in part, then for the purpose of determining the Change in Control Price such securities will be deemed converted immediately by the Company into a cash equivalent amount as of the date of the Change in Control. The determination of such cash equivalent amount for such securities shall be made by an independent investment banking firm selected by the Company. The determination of the cash equivalent amount by this independent investment banking firm shall be conclusive. All fees incurred in retaining this investment banking firm will be paid for by the Company. These cash amounts so determined as a cash equivalent in the manner provided herein, together with the cash derived from converting the unrestricted shares into cash under Section 9(c)(i) above, will be retained by the Company for the benefit of the Employee and thereafter will be distributed by the Company to the Employee following the Maturity Date of the Award.

             (iii) Notwithstanding anything herein to the contrary in Sections 9(c)(i) and 9(c)(ii) above, if in connection with a Change in Control the Company elects to fund other payments due senior executives of the Company pursuant to various management and benefit plans by effecting payments to the “rabbi trust” for which the Bank of New York acts as trustee or through some other comparable vehicle in order to protect these payments for the benefit of the senior executives, the Company in such instance will immediately fund the cash payment referred to herein on the same basis, for example, using a rabbi trust or other comparable vehicle, that are provided for other payments due senior executives of the Company.

             (iv) If Employee is terminated involuntarily (except for Cause) prior to the Maturity Date of the Award, Employee shall receive a cash payment computed as provided in Section 9(c) (i), (ii) and (iii) with respect to the Restricted Shares which were not converted into common stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred, upon such termination.

             (v) If the employment of Employee is terminated voluntarily and Employee receives severance in accordance with any of the provisions of the severance plan in which Employee participates at the time of a Change in Control, Employee shall receive a cash payment computed as provided in Section 9(c) (i), (ii) and (iii) with respect to the Restricted Shares which were not converted into common stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred, upon such termination.

             (vi) If the employment of Employee is terminated due to death, or Retirement or Disability under the Company’s or one of its subsidiaries’ retirement or disability plans prior to the Maturity Date of the Award, Employee shall receive a cash payment computed as provided in Section 9(c)(i), (ii) and (iii) with respect to the Restricted Shares which were not converted into common stock and distributed to the Employee pursuant to Section 9(a) and (b)(i) calculated as of the date such Change in Control is determined to have occurred, upon such termination.

          (d) If in the event of a Change in Control no listing or registration statement is in effect pursuant to Section 10 below, the Company shall distribute to the Employee a cash equivalent amount representing the shares of common stock to be distributed to the Employee.

     10. Securities Law Requirements. The Company shall not be required to issue shares of Common Stock pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered; and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then effective.

     11. Incorporation of Plan Provisions. This Award is made pursuant to the Plan except where specifically noted as if the same were fully set forth herein. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan.

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